December 8, 2023

Mr. James R. Ray
7706 Elmwood Road
Fulton, MD 20759

Via Email: jamesrray@aol.com

Dear James:

On behalf of the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc. (the “Company”), I am pleased to inform you that the independent directors of the Board unanimously appointed you President and Chief Executive Officer of the Company effective December 20, 2023. You will continue to be a member of the Board. A record of our commitment is set forth below:

Job Title:    President and Chief Executive Officer. This position is based in our New Albany, Ohio headquarters facility.

Start Date:         Wednesday, December 20, 2023, or a mutually agreeable alternative date.

Salary:    Not less than $900,000 annualized. This is a salaried exempt position as defined by the Fair Labor Standards Act.

Annual Review:    Performance and executive compensation reviews are expected to take place annually beginning March/April 2025; and market adjustments are made as warranted by the executive benchmark data; with such merit increases and adjustments being subject to review and approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Management    You will be eligible for a discretionary annual incentive award targeted at 100% of your base salary.
Performance Bonus:    The current AIP metrics are financial in nature and are tied to Incremental Net Sales, Operating Profit Margin, and Operating Working Capital as a Percent of Sales. Annual payouts may range from 0% - 200% depending on performance versus plan.

Signing Incentives:    In connection with your relocation to our headquarters in New Albany, Ohio, and associated expenses, you will receive a one-time net cash payment of $230,000 within the first 14 days of your start date.

The initial value of this incentive is recoverable if you resign or are terminated for cause within 18 months of your start date. The amount recoverable will be equal to 1/18th of the award for each full month left in the repayment window at the time of separation.

Separately, you will receive a one-time net cash payment of $3,500 to cover legal fees.

Long Term Incentives:    You will be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during your employment term for which executives are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the Compensation Committee from time to time.

    Awards under the plan may be issued in restricted stock or cash or performance shares or cash under terms and conditions that are no less favorable than those awards granted to executives of the Company.

The target award and award design are determined annually by the Compensation Committee and may include a restricted share component which vests ratably over a three-year period and a three-year cliff vested cash and stock based performance component. Currently, the performance bonus has two measures; (1) relative total shareholder return versus a published peer group, with payouts ranging from 0% to 200% based on performance relative to the peer group and (2) a component based on our return on invested capital (ROIC) metric that will be tracked on an annual basis for payout consideration and banked for a three-year cliff payout as set forth in the grant documents.

Target awards are subject to annual review and approval by the Compensation Committee but will be no less than $3,200,000 each calendar year. For the 2023/2024 Plan year, your awards will be distributed as follows:
•45%, or $1,440,000, will be issued in the form of time vested restricted shares with the award date consistent with your start date and ratably vesting on December 31, 2024, 2025, and 2026.
•55%, or $1,760,000, will be tied to performance metrics and if the performance metrics are met, one-half of the award (27.5%) will be issued in the form of fully vested performance shares and one-half of the award (27.5% will be issued in cash. This performance award will be issued in March 2024 at the same time as all Named Executive Officers receive their 2024 performance awards.
Vacation:    Five (5) weeks of vacation per calendar year, accrued at a rate of 16.67 hours per month. Vacation is earned and must be used within each calendar year.

Personal Days:     You will be eligible for three (3) paid personal days per calendar year paid in accordance with company policy.

Holidays:         Ten, paid in accordance with our annual observation calendar.

Benefits:    Medical, Dental and Vision insurance is available for you and your eligible dependents. Coverage is effective the first day of the month following your date of hire. A pre-tax premium contribution will apply based on the type of coverage you select. CVG also offers supplemental critical care, accident, and hospital indemnity insurance. These benefits can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Group life insurance coverage equal to three (3) times your base salary is provided at no cost to you and with no medical exam required. This coverage is effective on the first day of the month following your date of hire. CVG also offers a supplemental life insurance benefit that can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Short term disability (STD) coverage applies after 180 days of employment and provides disability pay at 100% of your base salary for the first two weeks of an eligible disability and up to an additional 24 weeks at 60% of base salary. Long term disability (LTD) coverage takes effect following the exhaustion of your STD coverage.

Conditional Employment:    Employment is contingent upon successfully passing a drug screen test.

Eligibility:    This offer and continued employment are contingent upon your eligibility to work in the United States under the provisions of the Immigration Reform and Control Act of 1986 and providing the necessary documents to establish identity and employment eligibility to satisfactorily complete U.S. Citizenship and Immigration Services’ Form I-9.

401(k) Savings Plan:     All employees over the age of eighteen are automatically enrolled in the CVG 401(k) Plan on the first day of the month following 30 days of service unless they opt out. The Company matches 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan.

Restrictive Covenants:    You are not eligible to sell CVGI shares until you have achieved the required hold limit, except that the forfeiture of shares for purposes of satisfying income tax liability associated with vesting shares is permitted regardless of progress against the hold limit. The hold limit for the position of President and Chief Executive Officer is five times (5x) annual base pay.

You are also subject to a twelve-month non-competition, non-solicitation covenant as will be further described in your Change in Control Agreement.

Sincerely,                        Accepted and acknowledged by:

/s/ Robert C. Griffin____________
Robert C. Griffin                        /s/ James R. Ray_____________December 8, 2023
Chairman of the Board of Directors                 James R. Ray            Date
Commercial Vehicle Group, Inc.
3